Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121067

Pricing Supplement No. 12/A dated February 10, 2006
(to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005)

$10,000,000

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series B

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

Issue Date:                            February 21, 2006

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Agents’ Concession	Named Agents’ Concession	Dealers’ Selling Concession	Net Proceeds to Issuer	Interest Rate per Annum
52519FEH0	$10,000,000	100.00%	2.50%	2.50%	2.00%	$9,750,000	6.00%

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CUSIP Number	Interest Payment Dates	First Interest Payment Date	Maturity Date	Survivor’s Option (Yes/No)	Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes
52519FEH0	Semi-annually on August 21st and February 21st, and on the Maturity Date	August 21, 2006	February 21, 2036	Yes

The Note may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 21st, commencing February 21, 2011. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivor’s Option.

Other Terms:         The Notes will be issued in an aggregate principal amount of $10,000,000 and will form a single tranche with the $10,000,000 aggregate principal amount of Retail Notes, Series B, due February 21, 2036, that Lehman Brothers Holdings will also issue on February 21, 2006, as described in Pricing Supplement No. 12 dated February 8, 2006.  The Notes will have the same CUSIP number as the other notes of this tranche and will settle on the same date as, and trade interchangeably with, the other notes of this tranche.  The issuance of the Notes will increase the aggregate principal amount of the outstanding notes of this tranche to $20,000,000.

LEHMAN BROTHERS	EDWARD D. JONES & CO., L.P.

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